Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Key Energy Services, Inc. on Forms S-8 (File No. 333-146293, effective September 25, 2007, File No. 333-146294, effective September 25, 2007, File No. 333-150098, effective April 4, 2008, File No. 333-159794, effective June 5, 2009 and File No. 333-181541, effective May 18, 2012 and on Forms S-3 (File No. 333‑171322, effective December 21, 2010, and File No. 333-172532, effective March 1, 2011).

/s/ GRANT THORNTON LLP

Houston, Texas
February 25, 2013